Exhibit 23(j)

                CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Trustees
Oppenheimer California Municipal Fund:

     We  consent  to the  use in  this  Registration  Statement  of  Oppenheimer
     California  Municipal Fund of our report dated August 20, 2004 except as to the note entitled "Subsequent  Events-Litigation," which is as of September
     14, 2004,  included in the  Statement of Additional  Information,  which is part of such  Registration  Statement,  and to the  references  to our firm under the headings  "Financial  Highlights"  appearing  in the  Prospectus, which  is  also  part  of  such  Registration  Statement  and  "Independent
     Registered Public Accounting Firm" appearing in the Statement of Additional
     Information.

                                            /s/ KPMG LLP
                                            KPMG LLP

Denver, Colorado
September 27, 2004